UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2009

HECLA MINING COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-8491	77-0664171
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 North Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815-9408

(Address of Principal Executive Offices) (Zip Code)

(208) 769-4100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities

On December 31, 2009, Hecla Mining Company (the “Company”) announced the calculation of the ratio at which it would issue shares of its common stock, par value $0.25 per share, for a previously announced payment of dividends in arrears and the regularly quarterly dividend on its outstanding 6.5% Mandatory Convertible Preferred Stock in the amount of $8.125 per share. The total amount of such stock dividend is approximately $16.4 million in Hecla common stock (or approximately 2,651,468 shares, with cash for fractional shares). The stock dividend payment date is January 4, 2010. A copy of the press release making the announcement is filed herewith as Exhibit 99.1 and incorporated into this Item 3.02 by reference.

The issuance of shares to its existing holders of the 6.5% Mandatory Convertible Preferred Stock is exempt from registration as it involves no sale for value in which any investment decision is made and/or no public offering pursuant to Section 4(2) of the Securities Act of 1933.

Item 8.01  Other Events

As described above in Item 3.02, Hecla announced the calculation of the ratio at which it would issue shares of its common stock for a previously announced payment of dividends in arrears and the regularly quarterly dividend on its outstanding 6.5% Mandatory Convertible Preferred Stock. A copy of the press release making the announcement is filed herewith as Exhibit 99.1 and incorporated into this Item 8.01 by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description

99.1	Hecla Mining Company News Release dated December 31, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 31, 2009

Hecla Mining Company

By:	/s/ James A. Sabala
James A. Sabala Senior Vice President & Chief Financial Officer